EXHIBIT 99.1	Contact: Roy L. Morrow (216) 383-4893
Roy_Morrow@lincolnelectric.com
LINCOLN ELECTRIC REPORTS
2007 FIRST QUARTER FINANCIAL RESULTS
•	First Quarter sales increase 17% to $549.0 million
•	First Quarter operating income increases 30%
•	Excluding non-recurring items, First Quarter operating income increases 29%
•	First Quarter net income increases 31% to $48.0 million
•	Excluding non-recurring items, First Quarter adjusted net income increases 28% to $48.4 million
•	Diluted Earnings Per Share for the quarter of $1.11 vs. $0.86, up 29%
•	Excluding non-recurring items, Diluted Earnings Per Share for the quarter of $1.12 vs. $0.88, up 27%
     CLEVELAND, Ohio, U.S.A., April 26, 2007 — Lincoln Electric Holdings, Inc. (the “Company”) (NASDAQ: LECO) today reported that 2007 first quarter net income increased 31% to $48.0 million, or $1.11 per diluted share, on sales of $549.0 million, an increase of 17%. Net income in the comparable period of 2006 was $36.7 million, or $0.86 per diluted share, on net sales of $468.4 million. Operating income for the 2007 first quarter increased 30% to $68.3 million from $52.3 million in the comparable 2006 period. Net income for the 2007 and 2006 first quarters include charges of $0.4 million ($0.4 million after-tax, or $0.01 per diluted share) and $1.0 million ($1.0 million after-tax, or $0.02 per diluted share), respectively, related to European rationalization actions. Excluding non-recurring items, adjusted net income increased 28% to $48.4 million, or $1.12 per diluted share in 2007 compared to $37.8 million or $0.88 per diluted share in 2006. The 2007 first quarter effective tax rate was 30.4% compared with 29.2% in the 2006 first quarter.
     “I am pleased to report excellent sales and profit results for the first quarter,” said John M. Stropki, Chairman and Chief Executive Officer. “Our broad, global positioning and expanded product line have allowed us to weather some economic softening in certain markets while capitalizing on the strength and growth of others. We continue to stay very focused in executing our strategies across our regional businesses, which include market share growth, offering value-added products and services and operational excellence.”
     Sales for the Company’s North American operations were $345.7 million in the quarter versus $320.2 million in the comparable quarter last year, an increase of 8%. Export sales in the quarter increased 55% to $47.5 million from $30.7 million in 2006.
     Sales at Lincoln subsidiaries outside North America increased to $203.3 million in the first quarter, compared with $148.2 million in the year ago quarter. In local currencies, international subsidiaries’ sales increased 22%.
     Net cash provided by operating activities was $42.3 million for the first three months of 2007, compared with $29.6 million for the first three months of 2006. During the first quarter 2007 the Company repaid $40.0 million of outstanding debt under its Senior Unsecured Notes and paid $9.4 million in dividends. The Company’s Board of Directors declared a quarterly cash dividend of $0.22, which was paid on April 13, 2007 to holders of record as of March 30, 2007.
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Lincoln Electric Reports 2007 First Quarter Financial Results      -2-
     Lincoln Electric is the world leader in the design, development and manufacture of arc welding products, robotic arc-welding systems, plasma and oxyfuel cutting equipment and has a leading global position in the brazing and soldering alloys market. Headquartered in Cleveland, Ohio, Lincoln has 35 manufacturing locations, including operations, manufacturing alliances and joint ventures in 19 countries and a worldwide network of distributors and sales offices covering more than 160 countries. For more information about Lincoln Electric, its products and services, visit the Company’s Website at http://www.lincolnelectric.com.
     The Company’s expectations and beliefs concerning the future contained in this news release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements reflect management’s current expectations and involve a number of risks and uncertainties. Actual results may differ materially from such statements due to a variety of factors that could adversely affect the Company’s operating results. The factors include, but are not limited to: the effectiveness of operating initiatives; currency exchange and interest rates; adverse outcome of pending or potential litigation; possible acquisitions; market risks and price fluctuations related to the purchase of commodities and energy; global regulatory complexity; and the possible effects of international terrorism and hostilities on the Company or its customers, suppliers and the economy in general. For additional discussion, see “Item 1A. Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006.
     A conference call to discuss first quarter 2007 results is scheduled for today, Thursday, April 26, 2007 at 10:00 a.m. Eastern Time. An audio webcast of the call is accessible through the Investor page on the Company’s Web site at http://www.lincolnelectric.com.
     The Annual Meeting of Shareholders of Lincoln Electric Holdings, Inc. will be held at 11:30 a.m. on Friday, April 27, 2007 at the Marriot Cleveland East, Warrensville Heights, Ohio.
#2007-0426#

Lincoln Electric Holdings, Inc.
Financial Highlights
(amounts in thousands, except per share data)
(Unaudited)
Consolidated Statements of Income

	Three Months Ended March 31,				Fav (Unfav) to Prior Year
	2007	% of Sales	2006	% of Sales	$	%
Net sales	$549,043	100.0%	$468,394	100.0%	$80,649	17.2%
Cost of goods sold	390,827	71.2%	338,328	72.2%	(52,499)	(15.5%)

Gross profit	158,216	28.8%	130,066	27.8%	28,150	21.6%
Selling, general & administrative expenses	89,520	16.3%	76,671	16.4%	(12,849)	(16.8%)
Rationalization charges	396	0.1%	1,049	0.2%	653	62.2%

Operating income	68,300	12.4%	52,346	11.2%	15,954	30.5%
Interest income	1,450	0.3%	1,194	0.2%	256	21.4%
Equity earnings in affiliates	1,478	0.3%	364	0.1%	1,114	306.0%
Other income	464	0.1%	373	0.1%	91	24.4%
Interest expense	(2,727)	(0.5%)	(2,401)	(0.5%)	(326)	(13.6%)

Income before income taxes	68,965	12.6%	51,876	11.1%	17,089	32.9%
Income taxes	20,965	3.8%	15,127	3.2%	(5,838)	(38.6%)

Net income (1)	$48,000	8.8%	$36,749	7.9%	$11,251	30.6%

Reconciliation of Net Income as Reported to Adjusted
Net Income Excluding Non-recurring Items:

	Three Months Ended March 31,		Change
	2007	2006	$	%
Net income as reported (1)	$48,000	$36,749	$11,251	30.6%
Non-recurring items:
European rationalization charges (after-tax)	396	1,049	(653)	(62.2%)

Adjusted net income excluding non-recurring items (2)	$48,396	$37,798	$10,598	28.0%

Basic earnings per share	$1.12	$0.87	$0.25	28.7%
Non-recurring items (1)	0.01	0.02	(0.01)	(50.0%)

Basic earnings per share excluding non-recurring items (2)	$1.13	$0.89	$0.24	27.0%

Diluted earnings per share	$1.11	$0.86	$0.25	29.1%
Non-recurring items (1)	0.01	0.02	(0.01)	(50.0%)

Diluted earnings per share excluding non-recurring items (2)	$1.12	$0.88	$0.24	27.3%

Weighted average shares (basic)	42,843	42,280
Weighted average shares (diluted)	43,349	42,718

(1)	Net income includes charges related to European rationalization actions of $396 ($396 after-tax) and $1,049 ($1,049 after-tax) for the three months ended March 31, 2007 and 2006, respectively.

(2)	Adjusted net income excluding non-recurring items and basic and diluted earnings per share excluding non-recurring items, non-GAAP financial measures, are presented as management believes these financial measures are important to investors to evaluate and compare the Company’s financial performance from period to period. Management uses this information in assessing and evaluating the Company’s underlying operating performance.

Lincoln Electric Holdings, Inc.
Financial Highlights
(amounts in thousands)
(Unaudited)
Balance Sheet Highlights

Selected Consolidated
     Balance Sheet Data

	March 31,	December 31,
	2007	2006
Cash and cash equivalents	$94,536	$120,212
Total current assets	864,383	829,410
Net property, plant and equipment	395,745	389,518
Total assets	1,451,958	1,394,579

Total current liabilities	320,840	338,288
Short-term debt	6,010	47,134
Long-term debt	114,368	113,965
Total shareholders’ equity	899,046	852,976
Net Operating Working Capital

	March 31,	December 31,
	2007	2006
Trade accounts receivable	$337,560	$298,993
Inventory	373,075	351,144
Trade accounts payable	159,090	142,264

Net operating working capital	$551,545	$507,873

Net operating working capital % to net sales	26.9%	25.8%

Total Debt

March 31,	December 31,
2007	2006

Short-term debt	$6,010	$47,134
Long-term debt	114,368	113,965

Total debt	120,378	161,099
Equity	899,046	852,976

Total	$1,019,424	$1,014,075

Total debt/capitalization	11.8%	15.9%
Return on invested capital	20.2%	19.9%

Lincoln Electric Holdings, Inc.
Financial Highlights
(amounts in thousands, except per share data)
(Unaudited)
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Three Months Ended March 31,
	2007	2006
OPERATING ACTIVITIES:
Net income	$48,000	$36,749

Adjustments to reconcile net income to net cash provided by operating activities:
Rationalization charges	396	1,049
Depreciation and amortization	12,511	11,447
Equity earnings of affiliates, net	(1,134)	67
Other non-cash items, net	(5,345)	698
Changes in operating assets and liabilities net of effects from acquisitions:
Increase in accounts receivable	(35,734)	(36,277)
Increase in inventories	(18,116)	(25,097)
Increase in accounts payable	15,281	30,924
Contributions to pension plans	(5,178)	(8,165)
Increase in accrued pensions	290	4,426
Net change in other current assets and liabilities	29,021	15,401
Net change in other long-term assets and liabilities	2,351	(1,596)

NET CASH PROVIDED BY OPERATING ACTIVITIES	42,343	29,626

INVESTING ACTIVITIES:
Capital expenditures	(15,724)	(17,526)
Acquisition of businesses, net of cash acquired	(4,362)	—
Proceeds from sale of property, plant and equipment	73	124

NET CASH USED BY INVESTING ACTIVITIES	(20,013)	(17,402)

FINANCING ACTIVITIES:
Net change in borrowings	(41,720)	(4,545)
Proceeds from exercise of stock options	2,426	5,811
Tax benefit from the exercise of stock options	496	2,062
Cash dividends paid to shareholders	(9,403)	(8,014)

NET CASH USED BY FINANCING ACTIVITIES	(48,201)	(4,686)

Effect of exchange rate changes on cash and cash equivalents	195	511

(DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	(25,676)	8,049
Cash and cash equivalents at beginning of year	120,212	108,007

Cash and cash equivalents at end of period	$94,536	$116,056

Cash dividends paid per share	$0.22	$0.19